Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXPRESS MD SOLUTIONS LLC

LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Express MD Solutions LLC, a Delaware limited liability company (the “Company”), executed on this November 10, 2009 (the “Execution Date”) and effective as of July 2, 2008 (the “Effective Date”), between Authentidate Holding Corp., a Delaware corporation (“ADAT”) and EncounterCare Solutions, Inc., a Delaware corporation (“ECSL”), as members of the Company.

RECITALS

WHEREAS, ADAT and ECSL entered into a Joint Venture Agreement dated as of May 16, 2008 (the “JV Agreement”) in order to establish a vehicle for the development, marketing, sales and distribution of Internet-based in-home patient monitoring systems and services; and

WHEREAS, pursuant to the JV Agreement, ADAT and ECSL agreed to take all actions necessary to cause the formation of the Company and to transfer to the Company rights to certain intellectual properties as set forth in the JV Agreement; and

WHEREAS, in accordance with the JV Agreement, the Company shall have an initial authorized capital of 100 units of membership interests of which 50 membership interests shall be issued to each of ADAT and ECSL;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, ADAT and ECSL hereby agree to the following terms and conditions:

ARTICLE 1

GENERAL PROVISIONS; DEFINITIONS

1.1 Definitions. The following terms have the meanings set forth below:

“Affiliate” of any Party means any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” will mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board of Managers” is defined in Section 2.1(a).

“Business Day” means any day on which the New York Stock Exchange conducts regular trading activities.

“Capital Account” means the capital account maintained for each Member in accordance with the provisions this Agreement.

“Capital Contribution” means $450,000 of capital to be contributed by ADAT to the Company pursuant to this Agreement.

“Capital Distributions” shall mean all distributions other than Permitted Tax Distributions (as defined in Section 5.3) and liquidating distributions.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges, and other items presented in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.

“Company” is defined in the introductory paragraph.

“Copyrights and Trademarks” means all copyrightable works, all copyrights, trademarks, service marks, trade dress and trade name, and all applications, registrations, and renewals in connection therewith that relate to the Technology, Improvements or Derivative Works, including, without limitation: Electronic House Call, EHC, Express MD and Express MD Solutions.

“Covered Lives” means the primary insured patient and any direct dependent of the primary insured patient residing in the same household as the primary insured patient who is covered by the same health insurance policy as the primary insured patient and in each case who is a candidate for the EHC Service.

“Derivative Works” means any revisions, modifications, translations, abridgments, compilations, condensations or expansions by ECSL of any of the works comprising the Technology Copyrights and Trademarks, or Improvements or any other form in which that work may be recast, transformed or adapted, and which, if prepared without the consent of the copyright owner, could be a copyright infringement, including object code and source code relating thereto.

“EHC” means Electronic House Call, a service consisting of EHC Products and software products and services developed and /or offered by the Company.

“EHC Products” means the device and all software applications, websites, communication protocols, and other related technology owned or licensed by ECSL to remotely monitor and transmit vital health information of a patient, including, without limitation, blood pressure, glucose level, blood oxygen level and weight and that incorporates, includes or is based on the Licensed Technology (defined below).

“EHC Service” means the online service allowing the use of EHC Products to transmit health information to a datacenter hosted by ADAT or another third party which will then process and transmit such health information to the patient’s appropriate physician or other healthcare provider.

“Fiscal Quarter” means the three-month period ending on the last calendar day of March, June, September and December of each year.

“Fiscal Year” means the twelve-month period ending on June 30 of each year.

“GAAP” means generally accepted accounting principles in the United States of America.

“Improvements” shall mean improvements to the Technology, whether or not patentable, which, during the term of this Agreement are made, conceived or acquired by ECSL or to which ECSL obtains rights, including hardware, object code and source code relating thereto.

“Inscrybe Healthcare” means the online healthcare service offered by ADAT. ADAT will provide to the Company a connection to Inscrybe Healthcare pursuant to Section 5.1(f)(ii) of the JV Agreement.

“Licensed Technology” means all Patents, Copyrights and Trademarks, Technology, Derivative Works, and Improvements.

“Managing Director” is defined in Section 2.3(d).

“Member” is defined in Section 1.4.

“Membership Interest” with respect to any the Company and any member thereof, the membership interest of such member in such limited liability company and all rights, entitlements and privileges of such member with respect thereto, including without limitation, (a) all of such member’s interest in the profits and losses of such limited liability company, such member’s capital account with such limited liability company and all of such member’s other rights to the properties and assets thereof, and (b) all of such member’s voting and other rights to participate in the operation or management of such limited liability company and all other non-economic interests of such member with respect thereto.

“Net Losses” shall mean the losses of the Company, if any, determined on the accrual basis of accounting in accordance with generally accepted accounting principles consistently applied.

“Net Profits” shall mean the income of the Company, if any, determined on the accrual basis of accounting in accordance with generally accepted accounting principles consistently applied.

“Patents” means all patents and patent applications, and all patents issuing therefrom, together with all extensions, reissues, reexamination certificates, substitutions, renewals, divisions, continuations, continuations-in-part and foreign counterparts thereof or herefore, that relate to the Technology or Improvements and either (a) have as a named inventor any current or former employee or contractor of or (b) are in the possession of ECSL, controlled by or licensed to ECSL, including, without limitation, U.S. Patent Nos. 5987519 and 6112224,.

“Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

“Pre-Tax Net Income” means the net consolidated income of the Company before provisions for the payment of income tax (including any unincorporated business tax) of the Company, its consolidated entities and its Members determined in accordance with GAAP.

“Tax Matters Member” means the Member selected by the Board of Managers, unless otherwise provided under the Code.

“Technology” means all inventions, discoveries, documentation, hardware (including devices), software applications, communication protocols, processes, methods, ideas, concepts, flow charts, inventions disclosures, laboratory notebooks, trade secrets, know-how, design information drawings, plans, formulations, techniques, algorithms, technical data, shop rights, engineering documentation, engineering notebooks, specifications, and other technology relating to patient monitoring, remote health monitoring and transmitting patient health information, including, without limitation, blood pressure, glucose levels, blood oxygen levels and weight, developed by ECSL and/or its licensors, including all patented and unpatented inventions relating thereto and whether or not reduced to practice, all hardware (including devices), and all software, including object code (including binary code) and source code (including annotations) relating thereto, and including any and all documents, specifications or other written or electronic materials relating thereto.

“Transfer” means the direct or indirect sale, transfer, pledge, assignment or other disposition of or mortgage, hypothecation, or other encumbrance or permitting or suffering of any encumbrance of all or any part of the membership interests in the Company.

“Treasury Regulations” means all temporary and final regulations promulgated under the Code as from time to time in effect.

1.2 Formation. The Members have formed a limited liability company under the laws of the State of Delaware by filing on July 2, 2008, a Certificate of Formation with the Secretary of State of Delaware.

1.3 Name. The Company shall do business under the name of “Express MD Solutions LLC.”

1.4 Members. The members of the Company are ADAT and ECSL. No additional members shall be admitted to the Company unless agreed to in advance and in writing by ADAT and ECSL. ADAT and ECSL, together with any other members who shall be admitted to the Company, in each case, for such period as they shall continue to be members of the Company, are referred to herein collectively as the “Members.”

1.5 Principal Place of Business. The principal place of business of the Company is at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922 or such other location as shall be determined by the Board of Managers.

1.6 Purposes, Powers and Limitations. The purpose of the Company is to operate a business for the development, marketing, sales and distribution of Internet-based in-home patient monitoring systems and services, as more specifically described in the business plan contemplated by the JV Agreement, and to transact any lawful business or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act as deemed appropriate by the parties to this Agreement. The Company shall not enter into any transaction or arrangement that is outside the ordinary day to day operations or scope of business of the Company without the mutual consent of the parties to this Agreement. In addition, the Company shall not make any loans to or guarantee, assume or otherwise become responsible for obligations of any Person unless such activities are related to the primary business of the Company.

1.7 Term. The term of the Company shall become effective on the date the Certificate of Formation is filed with the Secretary of State of Delaware and shall continue in perpetuity unless the Company is dissolved earlier pursuant to the provisions of this Agreement or the Limited Liability Company Law of the State of Delaware, as amended.

1.8 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its property in its own name or in the name of a nominee or subsidiary of the Company.

1.9 Expenses. All legal, auditing, accounting, brokerage, finder, placement, investment banking, interests, filing, insurance, consulting, organizational, travel, entertainment and other fees, charges and expenses incurred by the Company in connection with Company business shall be paid out of the Company’s funds.

ARTICLE 2

MANAGEMENT OF THE COMPANY’S BUSINESS

2.1 Day to Day Operations. (a) Board of Managers. Management of the day-to-day operations of the Company shall be vested in a board of managers consisting of four voting members (the “Board of Managers”). Initially, each of ADAT and ECSL shall be entitled to nominate two of the members of the Board of Managers. ADAT and ECSL agree to vote their Membership Interests for the nominees of ECSL and ADAT. In the event of any change in the ownership percentages of Membership Interests of the Company by ECSL and ADAT, the members of the Board of Managers shall be elected by the Members in accordance with their then respective ownership percentage of Membership Interests. The Board of Managers shall be responsible for strategic planning and the implementation of the Company’s business plan for each fiscal year. The members of Board of Managers shall from time to time elect a chairman. The Board of Managers shall discharge its responsibilities in good faith. Except for business activities presently conducted, the Company shall not engage in any new line of business, nor make any material investment in a new line of business without the prior written consent of both ADAT and ECSL, which consent will not be unreasonably withheld or delayed.

(b) Compensation. The Board of Managers shall determine, in its sole discretion, the compensation payable to any persons employed by the Company.

2.2 Joint Actions. In order to protect the investment of all Members of all determinations in respect of any matter enumerated below relating to the Company shall be made only upon the unanimous written consent of the Board of Managers and, if required under Delaware law, the approval of the Members:

(i)	Appoint the Managing Director of the Company.

(ii)	Enter into joint venture agreements or other business agreements of the Company.

(iii)	Approve (1) any merger or consolidation, whether or not the Company is the surviving corporation; (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company; (3) any acquisition of all or substantially all of the capital stock or assets of any other entity; (4) the liquidation or voluntary dissolution of the Company or commence any bankruptcy, insolvency or similar proceeding in respect of the Company; or (5) any sale or subscription of additional Membership Interests of the Company (including issuing a call to the Company’s Members for any capital contributions or loans to the Company).

(iv)	Approve any Capital Expenditure over $5,000.

(v)	Issue or sell any debt securities, including any loan or guaranty.

(vi)	Incur or guarantee (directly or indirectly) any indebtedness in excess of $1,000.

(vii)	Amend, alter or repeal any provision of this Agreement.

(viii)	Permitting the withdrawal of capital from the Company except to the extent that such withdrawals are made in the course of the day-to-day
operations	of the Company, and other than withdrawals by the Company from any of its respective subsidiaries.

(ix)	Determining or increase any material bonus or compensation amounts (including those pursuant to existing compensation agreements or arrangements) for the Company relating to any employee whose aggregate annual compensation would exceed $20,000.

(x)	Enter into any agreement limiting the Members’ rights to make distributions or dispose of assets.

(xi)	Making any material changes in the accounting policies, practices or principles for the Company except as required by GAAP or appoint or remove the independent auditors of the Company.

(xii)	Enter into any agreement, obligation or undertaking to do any of the above actions.

2.3 Operation of Board of Managers.

(a) Except as otherwise required by mandatory provisions of law and as otherwise provided herein, all actions of the Board of Managers shall be by (a) the unanimous vote of the Managers present at a meeting duly by notice delivered in accordance with Section 2.4 below, at which a quorum is present or (b) upon the unanimous written consent of the Managers. Two members of the Board of Managers shall constitute a quorum for the transaction of business provided at least one Manager designated by each of ECSL and ADAT is present. The Board of Managers shall designate from time to time one Manager to be Managing Director of the Company, provided that upon a unanimous vote or consent of the entire Board of Managers, a person other than a Manager may be designated as Managing Director.

(b) In the event that the position of a Manager becomes vacant, for any reason, the Parties agree to cause their membership units to be voted to elect as a replacement for such Manager a person nominated by the Member who nominated the Manager whose position is vacant.

(c) If the Board of Managers is deadlocked after a period of thirty (30) days, then either the Managing Director or two members of the Board of Managers may elect to submit the pending matter(s) for determination by arbitration as provided in Section 8.5. In the event the Managing Director elects to submit a pending matter to arbitration pursuant to Section 8.5 and the Managing Director’s position on such pending matter is not upheld by the arbitrator(s), then the Managing Director may be removed as Managing Director upon the written notice signed by two members of the Board of Managers.

(d) The Parties agree that the position of Managing Director of the Company will initially be held by Ronald W. Mills, Sr. who shall serve a one-year term and who may be reappointed by the Board of Managers for successive one-year terms on the anniversary date of this Agreement. The Managing Director shall serve without compensation and may be removed in accordance with the terms set forth herein.

2.4 Meetings of the Board of Managers. In addition to the provisions of Section 2.3, the following provisions shall be applicable to the meetings of the Board of Managers:

(a) The Board of Managers shall meet at least quarterly on a calendar year basis.

(b) Any member of the Board of Managers may at any time call for a special meeting of the Board of Managers upon five (5) business days prior notice to the members of the Board of Managers, specifying the date and agenda of the meeting and requesting the other Member immediately to specify the time and place of the meeting in accordance with Section 2.4(c)). If the Member required to specify the time and place of the meeting fails to do so within twenty-four hours of receipt of a request therefor, the Member calling for the special meeting shall specify the time and place within 24 hours thereafter. Such notice may be waived in writing before or after such meeting or by attendance at such meeting. A Manager may propose an agenda item for discussion at such meeting by written notice to the other Managers. In addition, any item which the Members agree to discuss at a Board of Managers meeting shall be considered to be an agenda item at such meeting.

(c) Regular meetings of the Board of Managers shall be alternated between: (A) the principal offices of ADAT, and (B) the principal offices of ECSL, unless the Members establish any other place for meetings by mutual agreement. Special meetings shall be held in the location and at the time specified (in accordance with this subsection) by the Party which did not call the meeting.

(d) Members of the Board of Managers may participate in such meetings by means of a conference telephone or similar means of communication if all persons participating in the meeting are able to hear one another, and any such Manager shall be deemed to be present at such meeting. Any action that may be taken at a meeting may also be taken by unanimous written consent.

(d) The Board of Managers shall have and may exercise such powers as the Members may delegate from time to time, and the authority of the Board of Managers may be modified or terminated at any time by agreement of the Members.

(e) Minutes of all meetings shall be kept by a mutually agreeable individual and shall be subject to written approval of a Manager nominated by each Member.

(f) Meetings of the Board of Managers may be attended by guests invited by the members of the Board of Managers pursuant to the unanimous approval of the Board of Managers.

2.5 Accounting.

(a) Books and Records; Financial Reports. The Company shall keep all books of accounts and records and make all financial reports in accordance with the standards prescribed by United States laws and regulations and United States generally accepted accounting principles. The Company shall prepare (i) preliminary financial statements, including without limitation a balance sheet and income statement, within thirty (30) days after the end of each of the first three quarters of its fiscal year, followed by unaudited finalized versions thereof within fifteen (15) days thereafter; (ii) unaudited finalized financial statements, including without limitation a balance sheet and income statement, within forty-five (45) days after the end of the fourth quarter and its entire fiscal year; and (iii) such further reports as shall be reasonably required by the Board of Managers. Copies of all such reports shall immediately be forwarded to ECSL and ADAT.

(b) Certified Public Accountants. The Board of Managers shall, at the Company’s expense, appoint a firm of certified public accountants of good repute and mutually acceptable to the Members, to audit its books of account for each annual accounting period and review its books of account for each quarterly accounting period. Each audit report shall be in reasonable detail and shall contain such financial data as either Member may deem necessary in order to keep it advised of the Company’s financial status.

(c) Right of Inspection. At all times after formation of the Company, each Member shall have the right by its duly authorized representative or accountant to inspect and have full access to all properties, books of account, records and the like of the Company, and the Company shall furnish to the requesting Member all information concerning the same which the requesting Member may reasonably require in connection with a complete examination thereof, and the requesting Member shall have the right to inspect and make copies from the books and records of the Member at all reasonable times.

(d) Fiscal Year. The Joint Venture shall adopt June 30 as the end of its fiscal year.

2.6 Duty of Care; Indemnification of Managers. (a) By performing their duties in good faith, the Managers shall not be liable to the Company nor to any Member for his actions or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for his own willful or fraudulent misconduct in the performance of his obligations under this Agreement, or for gross negligence or willful breach of his fiduciary duties under this Agreement. The receipt of advice of counsel that certain acts and omissions are within the scope of authority conferred by this Agreement shall be conclusive evidence of good faith; provided however, good faith may be determined without obtaining such legal advice.

(b) The Company does hereby indemnify and hold harmless the Managers and his agents, officers and employees as to third parties against and from any personal loss, liability or damages suffered as a result of any act or omission which a Manager believed, in good faith, to be within the scope of authority conferred by this Agreement, except for willful or fraudulent misconduct, gross negligence or willful breach of fiduciary duties, but not in excess of the capital contributions of all Members. Notwithstanding the foregoing, the Company’s indemnification of the Managers and their agents, officers and employees as to a third party is only with respect to such loss, liability or damage which is not otherwise compensated for by insurance carried for the benefit of the Company. Insurance coverage for public liability, and all other insurance deemed necessary or appropriate by the Managers to the business of the Company, shall be carried in such amounts and of such types as shall be determined by the Managers.

2.7 No Personal Liability. No Member shall be personally held accountable for any of the debts, losses, claims, judgments or any of the liabilities of the Company beyond the Member’s contributions to the capital of the Company, except as provided by law.

2.8 Actions by Members. To the extent actions are required, by law or by this Agreement, to be voted on by Members, such actions shall be by vote of the holders of a majority of Membership Interests outstanding at a meeting duly called by the Board of Managers upon request of any Member or by written consent of the holders of a majority of Membership Interests outstanding.

(a) Annual Meeting. The annual meeting of the Members of the Company, for the consideration of reports to be laid before such meeting and for the transaction of such other business as may properly be brought before such meeting, shall be held at the principal office of the Company at or at such other place, either within or without the State of New Jersey, as may be designated by the Manager and specified in the notice of such meeting. Each such meeting shall be held on the second Monday of each September, if not a legal holiday, and, if a legal holiday, then on the next succeeding business day.

(b) Special Meetings. Special meetings of the Members of the Company may be held on any day, when called by the Manager, or by the Members who hold at least a majority of the limited liability company interests of the Company. Upon written request delivered either in person or by certified mail, return receipt requested, to the Manager by any Members entitled to call a meeting of Members, the Manager shall forthwith cause notice to be given to the Members entitled to such notice. The meeting must be held on a date not less than ten (10) nor more than sixty (60) calendar days after the receipt of such request, as the Manager or Members may fix. If such notice is not given within twenty (20) calendar days after the delivery or mailing of such request, the person or persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided for by law or this Agreement, or cause such notice to be given by any designated representative. Each special meeting shall be called to convene between 8:00 a.m. and 6:00 p.m., and shall be held at the principal office of the Company.

(c) Notice of Meetings. Not less than five (5) calendar days nor more than sixty (60) calendar days before the date fixed for a meeting, written notice stating the time and place of the meeting (and, in the case of a special meeting, the purposes of such meeting) shall be given. The notice shall be sent by personal delivery, email or by certified mail, return receipt requested, to each Member entitled to notice of the meeting who is a Member of record as of the day preceding the day on which notice is given, or, if a record date is duly fixed, as of that date. If mailed, the notice shall be addressed to the members at their respective addresses as they appear in the records of the Company. All meetings scheduled for less than ten (10) calendar days shall require notice by email or personal delivery.

(d) Quorum; Adjournment. Except as may otherwise be provided by law, the Certificate of Formation or this Agreement, at any meeting of the Members, the holders of a majority of the limited liability company interests of the Company, either present in person or by proxy, shall constitute a quorum for such meeting.

(e) Proxies and Voting. Members entitled to vote may vote in person or by proxy. The person appointed as proxy need not be a Member. Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the person who appointed a proxy shall not operate to revoke the appointment. Notice to the Company, in writing or in open meeting, of the revocation of the appointment of a proxy shall not affect any vote or action previously taken or authorized. All votes of Members shall be in accordance with their then existing limited liability company interests of the Company.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1 Capital Matters. The Company will have initial authorized capital of 100 units of membership interests. Effective as of the formation of the Company, the Company shall issue 50 Membership Interests to each of the Members, in accordance with the provisions of Section 3.2.

3.2 Subscription for Membership Interests. As of the Effective Date, the Members shall subscribe for Membership Interests as follows:

(a) ECSL shall subscribe for 50 Membership Interests in consideration of a contribution to the Company of $1.00 plus a royalty-free, non-exclusive license to use the EHC Products and offer the EHC Services, including the Licensed Technology used in or relating to the EHC Products and EHC Services.

(b) ADAT shall subscribe for 50 Membership Interests in consideration of a contribution to the Company of $450,000 in cash as follows:

(i) Upon formation of the Company, ADAT’s payment of a $50,000 commitment fee previously delivered to ECSL shall be transferred to the Company and credited to ADAT’s Capital Account;

(ii) Upon the Company entering into one or more definitive agreements to supply the EHC Products, or facilitating the sale by ADAT of Inscrybe Healthcare, to patients, physicians or other healthcare providers which, in the aggregate, have at least 200,000 Covered Lives, ADAT shall pay $200,000 in immediately available funds to the Company within 48 hours of signing the aforesaid definitive supply agreement(s) resulting in the achievement of such milestone; and

(iii) Upon the Company entering into one or more definitive agreements to supply the EHC Products, or facilitating the sale by ADAT of Inscrybe Healthcare to patients, physicians or healthcare providers which, in the aggregate, have at least 300,000 additional Covered Lives, or 500,000 aggregate Covered Lives, ADAT shall pay $200,000 in immediately available funds to the Company within 48 hours of signing the aforesaid definitive supply agreement(s) resulting in the achievement of such milestone.

3.3 Additional Capital Contributions.

(a) In the event the Company requires additional capital, the Members will make additional capital available to the Company. The mechanism by which such additional capital is made available shall be mutually agreed upon by the Members.

(b) Subject to Section 2.2, the Board of Managers may, by written notice to the Members, call for the Members to subscribe for additional Membership Interests of the Company, or to make loan guarantees or loans to the Company in proportion to their respective equity interests at any time. Each Member agrees to provide such additional capital or support in accordance with the action of the Board of Managers. To the extent a Member does not fully subscribe to its pro rata share of such additional Membership Interests, the other Member shall be entitled to purchase any of such unsubscribed units and thereby increase such Member’s Capital Account with the Company. Each Member agrees (i) to advise the Company and the other Member of its intention to subscribe to its pro rata share of any additional Membership Interests the earliest practicable date and in any event within five (5) Business Days following a determination by the Board of Managers to issue additional Membership Interests and (ii) to pay the purchase price in cash for such Membership Interests not later than fifteen (15) calendar days thereafter. The Members agree that the funding of any future capital requirement shall be subject to a resolution of the Board of Managers in accordance with the terms and conditions of this Agreement. If the Members cannot agree on the funding within fourteen (14) calendar days after the respective funding requirement has been addressed to the Board of Managers in writing, this Agreement shall be deemed terminated in accordance with Section 7.2.

ARTICLE 4

CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES

4.1 Member’s Capital Accounts.

(a) There shall be maintained a Capital Account for each Member in accordance with this Article 4. The amount of each Member’s contribution of cash, property and/or services to the capital of the Company shall be credited to such Member’s Capital Account. At least once quarterly, each Member’s share of profits, losses and distributions shall be credited or charged, as the case may be, to such Member’s Capital Account. The determination of a Member’s Capital Account, and any adjustments thereto, shall be made in a manner consistent with tax accounting and other principles set forth in Section 704 of the Code and applicable Regulations thereunder. If the Manager requests a member to make an additional Capital Contribution, each Member’s Capital Account shall be increased by the amount of such additional Capital Contribution.

(b) If, at any time, the Company shall suffer a loss as a result of which the Capital Account of any Member shall be a negative amount, such loss shall be carried as a charge against that Member’s Capital Account, and that Member’s share of subsequent profits of the Company shall be applied to erase such Capital Account deficit.

(c) Immediately following the transfer of any interest in the Company, the Capital Account of the transferee-Member shall be equal to the Capital Account of the transferor-Member attributable to the transferred interest.

(d) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Member’s Capital Account, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, taking into account any adjustments required pursuant to Section 704 of the Code and the applicable Regulations thereunder.

(e) All expenses of the Company shall be allocated to each Member in accordance with such member’s limited liability company percentage ownership interest. At the request of the Board of Managers, each Member shall pay its share of Company expenses within five (5) calendar days of a request by the Board of Managers.

(f) The Managing Director shall keep, at the Company’s principal place of business, a schedule setting forth the current allocation of the profit and loss for the Company. Within one business day of any change to such allocation, the Managing Director will provide each Member with a revised schedule setting forth the revised allocation.

4.2 Allocation of Profits and Losses.

(a) Except as otherwise provided herein, Net Profits and Net Losses of the Company (including profits and losses attributable to the sale or other disposition of all or any portion of the Company’s property) shall be allocated among or borne by the Members in accordance with their Capital Accounts, as those may change as provided herein.

(b) Notwithstanding any provision of this Agreement to the contrary, to the extent required by law, income, gain, loss and deduction attributable to property contributed to the Company by a Member shall be allocated among the Members so as to take into account any variation between the tax basis of the property and the fair market value thereof at the time of contribution, in accordance with the requirements of Section 704(c) of the Code, or its counterpart in any subsequently-enacted Internal Revenue Code, and the applicable Regulations promulgated thereunder.

(c) Company profits, losses and gains shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income and loss shall be considered to have been earned ratably over the fiscal year of the Company, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.

(d) Notwithstanding any provision of this Agreement to the contrary, in the event the Company is entitled to a deduction for imputed interest under any provision of the Code on any loan or advance from a Member, such deduction shall be allocated solely to such Member.

(e) Notwithstanding any provision of this Agreement to the contrary, to the extent the payment of any expenditure by the Company is treated as a distribution to a Member for federal income tax purposes, there shall be a gross income allocation to such Member in the amount of such distribution.

(f) Notwithstanding any provision of this Agreement to the contrary, if items of income or gain to be allocated include income or gain treated as ordinary income for federal income tax purposes because they are attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, then such income or gain, to the extent treated as ordinary income, shall be allocated to, and reported by, the Members in proportion to their then respective cumulative allocations of depreciation.

4.3 Compliance with Code and Treasury Regulations.

If, upon liquidation of the Company (or any Member’s interest in the Company) within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(b)(2), a Member would have a positive capital account balance in excess of the amounts otherwise distributable to such Member pursuant to Article 5 then, notwithstanding any other provision of this Agreement, the Company shall make a guaranteed payment (within the meaning of section 707(c) of the Code) to the other Members so that such payment, when added to such other Members’ positive Capital Accounts upon a liquidation of the Company, would equal, to the greatest extent possible, the distributions to which each such Member would be entitled under Article 5 upon a liquidation of the Company, and the expense associated with such guaranteed payment shall be specially allocated entirely to the Member with the excess positive capital account and shall reduce such Member’s positive capital account to zero immediately after application of Article 5 but immediately before such liquidation of the Company or such Member’s interest in the Company. If the Tax Matters Member determines that the allocations of income, gain, loss and expense provided for herein do not comply with (i) such Code provisions or Treasury Regulations or (ii) any other applicable provisions of the Code or Treasury Regulations (including the provisions relating to nonrecourse deductions and partner nonrecourse deductions), then, notwithstanding anything in this Agreement to the contrary, such allocations shall, upon notice in writing to each Member, be modified in such manner as the Tax Matters Member determines is reasonably necessary to satisfy the relevant provisions of the Code or Treasury Regulations, and the parties shall amend this Agreement to reflect any such modification; provided, however, that no such modification shall alter significantly the economic arrangement between or among the Members.

4.4 Tax Status. Each of the Members hereby recognizes that it is anticipated that the Company will be recognized as a partnership for income tax purposes. The Company shall not elect to be treated as a corporation for tax purposes.

4.5 Tax Matters Member. The Tax Matters Member shall notify the other Members of any audit or other significant tax matters of which the Tax Matters Member is notified by any governmental entity and shall consult with them on all material tax matters.

4.6 Elections. The Tax Matters Member shall make all elections of the Company for federal income tax purposes. However, the Company shall have in effect an election under Section 754 of the Code.

4.7 Member Withdrawal. Upon written consent of each Member, (i) a Member may withdraw from the Company and/or (ii) the Company may agree to purchase the Membership Interests (or any portion thereof) from any such existing Members.

ARTICLE 5

DISTRIBUTIONS

5.1 Distributions Generally.

(a) Each of the Members shall be entitled from time to time but not less than annually to receive their share of profits or losses generated by the Company in accordance with their respective ownership percentages, provided that prior to the distribution of any profits with respect to any month (i) adequate provision shall be made to have sufficient funds to pay the Company’s ordinary and necessary expenses for the next succeeding month, including the payments to ECSL employees; and (ii) ADAT receives payment in full to recover its capital contributions to the Company, including, without limitation, the Capital Contribution. Any annual distributions (other than Permitted Tax Distributions) shall be made no later than sixty (60) days after the end of the Fiscal Year, in such amounts as shall be determined by the Board of Managers.

(b) The Company shall be permitted to pay up to an aggregate of $20,000 per month to ECSL employees with respect to work and services provided by such employees in furtherance of the business of the Joint Venture; Company that such payments shall cease upon the earlier of (A) the first distribution of earnings to ECSL in an amount of not less than $20,000; or (B) the repayment in full to ADAT of its capital contributions to the Company, including, without limitation, the Capital Contribution. The Managing Director acknowledges receipt of payment of an aggregate of $20,000 in accordance with the provisions of the JV Agreement. Accordingly, any additional future payments to the initial Managing Director of the Company will be determined by a majority of the Board of Managers and will be based upon the Company achieving agreed upon milestones and/or such Managing Director’s overall performance, as determined by a majority of the Board of Managers.

5.2 Capital Distributions. (c) Capital Distributions shall be made to the Members in accordance with their respective Capital Accounts. Permitted Tax Distributions shall be made quarterly to each Member in the amount provided in Section 5.3 below

5.3 “Permitted Tax Distributions” shall mean for any fiscal quarter of the Company, distributions to each Member in an amount not exceeding the product of (x) such Member’s share of the taxable net income and gain of the Company as determined by the Board of Managers for such fiscal quarter multiplied by (y) the sum of the maximum Federal, state and local income tax rates (net of Federal benefit), assuming applicability of the highest Federal, state and local income tax rates applicable to an individual in New York City.

5.4 Distributions upon Dissolution or Termination. Upon the dissolution and/or termination of the Company, the Board of Managers shall proceed with the liquidation of the Company and sale of its assets. The proceeds of such liquidation shall be applied and distributed in the following order or priority:

(a) to the payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by the Members to the Company) and expenses of liquidation;

(b) to the payment of any loans or advances made to or for the benefit of the Company by a Member,

(c) the Members shall be paid an amount in cash equal to their capital contributions, including, without limitation, the Capital Contribution, if not previously paid;

(d) for any compensation owed to any of the Managers, but if the amount available for repayment shall be insufficient, then the amount available shall be distributed among the applicable Members through the use of a fraction whose numerator is the amount owed to a single Member and whose denominator is the total amount owed to all Members;

(e) to the setting up of any reserves which the Managing Director may deem reasonably necessary in order to meet any contingent or unforeseen liabilities or obligations of the Company arising out of, or in connection with, the business of the Company. Said reserves shall be paid over by the Managing Director to any financial institution, as escrow agent, with trust authority in the county in which the principal accounting records of the Company have been maintained in order to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies or liabilities; and at the expiration of such period as the Managing Director shall deem advisable, the financial institution shall distribute the balance remaining in the manner provided in this Section 5.4 and in the order named above; and

(f) to the extent the Company has assets remaining those assets shall be distributed to the Members pro rata in accordance with their Capital Accounts.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; LICENSE GRANT

6.1 Representations and Warranties.

(a) Each party hereby represents and warrants to the other party that (i) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and that the person executing this Agreement is authorized to execute this Agreement; (ii) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (iii) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such party.

(b) ECSL represents and warrants that as of the Effective Date and throughout the term of this Agreement as follows:

(i) ECSL owns all right, title and interest in (A) the EHC Products being contributed and delivered to the Company from time to time under this Agreement; and (B) all Licensed Technology used in, and relating to remote patient monitoring by, EHC Products and EHC Services as identified on Exhibit A attached hereto; and

(ii) ECSL has the right to grant to the Company a worldwide, non-exclusive, irrevocable license, to (A) use all Licensed Technology to make, have made, use, offer for sale, sell and import EHC Products and EHC Services; (B) offer for sale and sell EHC Products and EHC Services made by or for the Company relating to Licensed Technology; (C) make, have made, offer for sale, and import EHC Products and EHC Services relating to Licensed Technology; and (D) copy, modify, publicly distribute and publicly perform EHC Products and EHC Services using or related to Licensed Technology;

(iii) ECSL owns the name “Express MD Solutions” and website www.ExpressMDSolutions.com;

(iv) ECSL has not entered, and will not enter, into any agreement with any third party which is in conflict with the rights granted under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights contemplated under this Agreement;

(v) U.S. Patent Nos. 5987519 and 6112224 are the only Patents relating to the Licensed Technology as of the Effective Date that is owned by or licensed to ECSL;

(vi) ECSL has authorized and requested the United States Patent and Trademark office and/or head of any foreign patent office to issue all patent registrations which may issue on an application for any patent to the Company, its successors and assigns;

(vii) ECSL has authorized and requested the Register of Copyrights and or head of any foreign Copyright Office to issue all copyright registrations which may issue on an application for any copyright to the Company, its successors and assigns;

(viii) ECSL has authorized and requested the United States Patent and Trademark Office and or head of any foreign Trademark Office to issue all trademark/service mark registrations which may issue on an application for any trademark/service mark or a portion thereof to the Company, its successors and assigns

(ix) ECSL has obtained all government clearances and approvals, including, without limitation, FDA approval, for the sale and marketing of EHC Products and EHC Services and is not in violation of any governmental regulation relating to the EHC Products and EHC Services;

(x) ECSL is not aware of any communications alleging that ECSL or the Company has violated or, by fulfilling its obligations and granting the rights contemplated under this Agreement, that it will violate any intellectual property rights of any other person or entity;

(xi) ECSL is not aware of any information that could form the basis for any claim, including a claim of misappropriation or inequitable conduct, relating to the Licensed Technology or the EHC Products or EHC Services;

(xii) to ECSL’s knowledge, neither the Licensed Technology nor the EHC Products or EHC Services infringes upon any patent, copyright, trade secret, trademark or other intellectual property interest of any third party;

(xiii) that the Licensed Technology does not and will not contain any computer code (a) designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the Company’s systems or any computer system (sometimes referred to as “viruses” or “worms”), (b) that would disable the Company’s systems or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices), or (c) that would permit ECSL to access the Company’s systems to cause such disablement or impairment

(sometimes referred to as “traps”, “access codes” or “trap door” devices), or any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause such programs to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations; and

(xiv) that the Licensed Technology will function substantially in accordance with the capabilities as indicated in any and all documents, specifications or other written or electronic materials relating thereto. ECSL will use its best efforts to resolve any problems identified by Company with respect to the operability or functionality of the Licensed Technology or EHC Products during the Term.

(c) ADAT represents and warrants that as of the Effective Date and throughout the term of this Agreement as follows:

(i) ADAT owns all right, title and interest in Inscrybe Healthcare; and

(ii) ADAT has the right to provide and make available to the Company a connection between the EHC Service and any software or related systems developed by ADAT, including, without limitation, Inscrybe Healthcare; provided that all times such software or related systems shall remain the exclusive property of ADAT.

(d) Company acknowledges and agrees that, except as expressly provided for herein, no title or ownership of or to any of the proprietary rights in and to the assets of ADAT or ECSL are transferred or conveyed to it by this Agreement and that as between the Company and each of ADAT and ECSL, each of ADAT and ECSL shall own and retain the exclusive right, title and ownership in and to all patents, inventions, copyrights, trade secrets, trademarks and other proprietary rights in and to their respective properties.

6.2 License Grant.

(a) ECSL hereby grants to the Company a worldwide, nonexclusive, perpetual, irrevocable license, to (a) use all Licensed Technology to make, have made, use, offer for sale, sell and import EHC Products and EHC Services; (b) offer for sale and sell EHC Products and EHC Services made by or for the Company relating to Licensed Technology; (c) make, have made, offered for sale, import and sell EHC Products and EHC Services relating to Licensed Technology; (d) copy, modify, distribute the Licensed Technology in exercising any rights granted herein relating to the EHC Products and EHC Services, including the right to create Derivative Works of, and other Improvements to, the Licensed Technology; and (e) copy, modify, publicly distribute and publicly perform EHC Products and EHC Services using Licensed Technology. Licensee shall have the right to sublicense the Licensed Technology at its sole discretion. The grant of licenses hereunder shall extend to any and all updates, upgrades, fixes, patches and other improvements to the Licensed Technology.

(b) ECSL shall own all rights to the derivative portion of any Derivative Works that the Company develops, invents or creates, or has developed, invented or created relating to the Licensed Technology, and ECSL shall own all rights to any Improvements developed by or on behalf of the Company relating to the Licensed Technology

6.3 Consideration for License.

(a) As consideration for the licenses granted hereunder, ECSL has been granted an equity interest in the Company pursuant to the JV Agreement.

(b) Upon execution of this Agreement, ECSL shall promptly deliver to the Company one copy, as applicable, of all tangible items (including in physical and electronic form) that comprise the Licensed Technology, including all software programs (in object code (binary) and in source code (including annotations)), blueprints, Documentation and specifications and other written materials (electronic, magnetic and paper) and shall continue to deliver revisions to such material to the company on a quarterly basis during the term of this Agreement.

ARTICLE 7

TERM; TERMINATION AND DISSOLUTION OF THE COMPANY

7.1 Term. The Company shall continue until terminated by mutual agreement of the parties. It is anticipated that the parties shall attempt to sell the Company for good value prior to any agreement to terminate. Until termination or sale of the Company, the parties shall endeavor to preserve the assets and mitigate the liabilities of the Company.

7.2 Events of Dissolution. Upon the occurrence of the following events, the Company shall be dissolved:

(a) the expulsion, bankruptcy or dissolution of a Member, or any other occurrence which terminates a Member’s membership in the Company;

(b) the sale or transfers of all or substantially all of the assets of the Company;

(c) the merger, acquisition or consolidation of the Company into or with another entity where the Company is not the surviving entity;

(d) the Company ceases its business operations;

(e) the Members unanimously vote to dissolve and terminate the Company; or

(f) the Members cannot agree on funding within fourteen (14) calendar days after a funding requirement pursuant to Section 3.3 has been addressed to the Board of Managers in writing.

7.3 Distributions Upon Termination, Dissolution or Winding Up.

(a) Upon the termination, dissolution or winding up of the Company, the Company shall prepare as soon as reasonably practicable following such termination, dissolution or winding up a statement in reasonable detail, setting forth, with respect to the Company, profits and losses for the period ending with such termination, dissolution or winding up and the amount of equity in the Capital Account for each of the Members in connection with the Company as at the date of the termination, dissolution or winding up. The net assets of the Company, both tangible and intangible, shall be distributed to each Member in accordance with the provisions of Section 5.4.

(b) Upon the dissolution of the Company, all Licenses granted by ECSL with respect to EHC Products shall terminate and shall be the sole property of ECSL; provided that the Company shall agree retain a limited license to provide for the continuation of EHC Services to customers of the Company for a reasonable period of time and thereafter, provide for the orderly transition of the customers of the Company to the appropriate Member.

(c) Filing of Certificate of Cancellation. When all of the acts provided for in Article 7 have been accomplished, the Managing Director, or if there is no such Managing Director at the time of such dissolution then such other person as may designated in accordance with applicable law, shall file such Certificate of Cancellation and any other certificate required in the State of Delaware and in any other state that may be required by law.

ARTICLE 8

OTHER AGREEMENTS

8.1 Services to the Company and its Subsidiaries.

(a) Each of the Members to this Agreement shall cause its employees or principals to devote such of their time and attention to the business of the Company as the parties deem reasonably necessary or advisable for the business of the Company.

(b) Each Person referred to in this Section 8.1, and each other Person providing services to the Company shall remain free, for such Person’s account or otherwise, to engage in other business activities, including trading securities, falling outside the scope of this Agreement, provided such other activities do not interfere with the time and attention required to be devoted to the business of the Company or create any material conflicts of interest with respect to the business of the Company.

8.2 No Third Party Rights; Assignment; Successors. This Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto. All rights and obligations under this Agreement and under any documents and agreements executed and delivered in connection with this Agreement shall not be assignable (except as otherwise set forth herein) without the prior written consent of the Members. Any assignment of rights or obligations in violation of this Section 8.2 shall be null and void. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

8.3 Limitation of Liability. No Member shall be liable for any debts, obligations or liabilities of the Company or any other Member solely by reason of being a Member unless specifically consented to by the Member assuming such liability in writing.

8.4 Indemnification. Except for claims covered by Section 8.5, the Company shall indemnify and hold harmless the Members and any directors, officers, employees or agents appointed by such Members in accordance with this Agreement for any loss, liability, damage, claim, cost or expense arising out of or incurred in connection with the acts of such Members, directors, officers, employees or agents committed in furtherance of the Company’s business, provided that no indemnification shall be made to or on behalf of any Member, director, officer, employee or agent for acts constituting gross negligence or willful misconduct or where such Person or entity gained a financial profit or other advantage to which such Person or entity was not legally entitled.

8.5 Indemnification for Infringement Claims. ECSL shall indemnify, defend and hold harmless ADAT and its officers, agents, employees and affiliates (collectively, the “Indemnified Parties”) from and against any and all loss, liability and expense (including reasonable attorneys’ fees) suffered or incurred by reason of any claims, proceedings, suits, demands or causes of action brought by a third party alleging infringement, violation or misappropriation of any third party intellectual property rights based on (A) the making, using, offering for sale, selling or importing of any EHC Products or EHC Services, or (B) the use of any Licensed Technology. In the event of an infringement claim contemplated by this Section, ECSL may, in addition to its obligations to defend, indemnify and hold the Indemnified Parties harmless, at its option and expense, (i) use reasonable commercial efforts to procure for the Indemnified Parties the right to continue using the allegedly infringing technology as provided in this Agreement, or (ii) use reasonable commercial efforts to replace or modify the allegedly infringing technology so that it becomes non-infringing, and remains functionally equivalent. In the event of a claim covered by this Section, the Indemnified Party shall: (a) give prompt notice of any claim for which indemnification is sought to ECSL; (b) grant sole control of the defense or settlement of the claim or action to ECSL (except that the indemnified party’s prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of or result in any ongoing material liability to the indemnified party); and (c) provide reasonable cooperation to ECSL and, at ECSL’s request and expense, assistance in the defense or settlement of the claim. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless ECSL is materially prejudiced thereby. In addition, an Indemnified Party may, at its own expense, participate in its defense of any claim.

8.6 Technical Support. During the term of this Agreement, ECSL shall provide the Company with technical support for the Licensed Technology as reasonably requested by the Company.

8.7 Non-Competition. During the term of this Agreement and for a period of five (5) years thereafter, ECSL shall not, directly or indirectly, incorporate, offer, promote, provide or license the Licensed Technology or any hardware, software, products or services that provide identical or similar functionality or features to any other Person, or (ii) compete with the Company or ADAT with respect to the offering of products and/or services relating to the Licensed Technology or the EHC Products or EHC Services and ECSL shall not assist any other Person with any such activities. This provision has been specifically bargained for by the parties and forms an integral part of the basis for the payment and deal structure as reflected in this Agreement.

8.8 Arbitration. The undersigned agree that any and all disputes or disagreements relating to this Agreement shall be submitted to arbitration before the American Arbitration Association in accordance with the rules and procedures governing such proceedings and that the venue for any such proceeding shall be within the State of New York. The Parties further agree to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding, and agree that service of process upon each other mailed by certified mail to each other’s address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The Parties further agree each Party shall bear their own costs of the arbitration as well as the costs of its own attorneys’ fees.

ARTICLE 9

MEMBERSHIP INTERESTS; TRANFERS

9.1 Membership Interest Certificates. Membership Interest certificates if issued by the Company shall be in registered form and their transfer, encumbrance or similar disposition shall require, as a condition precedent for the validity of such transfer, encumbrance or similar disposition, the consent of both Members.

9.2 Waiver of Certificates. Notwithstanding the provision of Section 8.1 above, each Party may notify the Company, in writing that it does not wish the Company to issue Membership Interest certificates for such Member and upon such notice the Company shall not issue Membership Interest certificates to such Member.

9.3 Membership Interest Register Book. Upon receipt of such notices from the Member, the Company shall enter without delay, in its membership register book (“Register of Members”) and any duplicate thereof, a statement to the effect that no certificate representing the Membership Interest subscribed to by the Members shall be issued unless a Member shall subsequently so request in writing.

9.4 Request to Issue Membership Interest Certificates. Each Member covenants and agrees that it will not request the Company to issue any certificate representing the Membership Interest held by such Member without the prior written consent of the other Member hereto, which shall not be unreasonably withheld.

9.5 Legend. During the term of this Agreement, any Membership Interest certificate issued hereunder will bear the following legend:

“Transfer of a unit representing the membership interest represented by this certificate is subject to the Joint Venture Agreement dated May 16, 2008, a copy of which is on file at the principal office of the Company.”

9.6 Transfers of Membership Interest. Except as provided in Section 9.9, any Transfer of a registered Membership Interest shall not be valid unless approved by the Board of Managers, and no Transfer shall be binding on the Company, unless and until the name and address of the transferee is duly entered into the Register of Members following such Transfer.

9.7 Permitted Transfers. Notwithstanding the foregoing, any Member may Transfer its interest in the Company to an Affiliate of such Member provided written notice is delivered to the other Member.

9.8 Assignment and Assumption of Membership Interest. Any Transfer by a Member of an interest in the Company shall be effective only upon the execution and delivery by the transferor of an appropriate irrevocable and unconditional guarantee to continue to be bound by the provisions of this JV Agreement, this Agreement and the constituent documents of the Company together with instruments of assumption under which the Affiliate agrees to be bound by this Agreement, the JV Agreement and the constituent document of the Company. An assignment or Transfer shall not release the transferor of any of its obligations or liabilities hereunder, the JV Agreement or under any constituent document relating to the Company.

9.9 Transfer of Agreement. Any Member may Transfer this Agreement and all of its rights and obligations hereunder to any party acquiring all or substantially all of the business of such Member whether by merger, sale of assets or otherwise subject to and in compliance with the provisions of this Article 9.

9.10 Restrictions on Limited Liability Company Interest. No Member’s Membership Interest in the Company has been registered under the Securities Act of 1933, as amended (the “Act”). Notwithstanding any other provisions in this Agreement, no Member’s Membership Interest may be offered for sale, sold, transferred or otherwise disposed of unless: (a) such interest is registered under the Act; (b) at the expense of the transferring Member, the Company receives an opinion of counsel letter, satisfactory to the Company, to the effect that such transfer is exempt from registration under the Act and is in compliance with all applicable federal securities laws and regulations; or (c) the Company receives a “no-action” letter from the staff of the Securities and Exchange Commission (“SEC”), satisfactory to the Company, to the effect that the transfer is exempt from registration.

9.11 Right of First Refusal. The following provisions shall apply if a Member (the “Offering Party”) receives a bona fide offer (an “Offer”) to purchase all or a portion of the Offering Party’s Membership Interests (the “Offered Interests”) that the Offering Party wishes to accept.

(a) Procedure for Notice. The Offering Party shall give immediate written notice (the “Offering Notice”) thereof to the other Member (the “Receiving Party”) containing the following information: (i) the identity and address of the proposed purchaser and detailed information concerning the reputation and financial responsibility of the proposed purchaser; and (ii) a copy of the Offer, executed by the proposed purchaser with the price and all material terms and conditions thereof. Where the Offer is from an agent or trustee or any other Person acting in a representative capacity, the information required to be given to the Receiving Parties in respect of the proposed purchaser shall be in relation to the ultimate beneficial owner of the proposed purchaser.

(b) Offer. The Offer shall: be in writing and be irrevocable and unassignable; (ii) provide for a closing date not less than sixty (60) days nor more than one hundred and twenty (120) days from the date that the Offering Party received the Offer; (iii) provide for consideration consisting only of cash; (iv) provide that such purchaser shall become a party to this Agreement and assume all liabilities and responsibilities of the Offering Party under the JV Agreement; and (v) be accompanied by a written opinion of qualified legal counsel stating that in the opinion of such counsel, consummation of the Offer would not contravene any securities, antitrust or other applicable law or order, nor would it give any rights to any third Person (other than the purchaser), including, but not limited to any right to accelerate any indebtedness owed by the Company or any affiliate of the Company or to terminate any contract with the Company Venture or any affiliate of the Company.

(c) Acceptance Notice. The Receiving Party shall be entitled to purchase the Offered Interests pursuant to the procedures set forth herein. The Receiving Party has a period of forty-five (45) days after receipt of the Offering Notice within which to notify the Offering Party in writing (the “Acceptance Notice”) that it will match the terms and conditions of the Offer and within which to pay to the Offering Party an amount equal to any deposit required to be paid to the Offering Party pursuant to the terms of the Offer or as otherwise agreed between the Offering Party and such Receiving Party. If a Receiving Party does not (i) provide an Acceptance Notice to the Offering Party within the time aforesaid and (ii) pay to the Offering Party a deposit equal to the deposit required pursuant to the Offer within the time aforesaid, such Receiving Party will be deemed to have rejected the Offered Interests.

(d) Closing. If the Receiving Party has agreed to purchase the Offered Units, then the closing of the purchase and sale of the Offered Interests to the Receiving Party shall take place within ninety (90) days following the Acceptance Notice. If the Receiving Party does not agree to purchase the Offered Interests, the Offering Party may consummate the sale to the proposed purchaser provided that the closing of such sale shall be made according to the same terms and conditions as set forth in the Offer and such closing shall take place within the latter of: (i) ninety (90) days following the last Offering Notice or (ii) the date set forth in the Offer. If such Offered Interests are not thus sold to said proposed purchaser within such 90 day period, the Offering Party shall have no further right to dispose of such Offered Interests except in compliance with the provisions of this Agreement as if no original offer had been made. At the closing, the Offering Party shall deliver appropriate instruments representing the Offered Interests, together with all documents and instruments necessary and appropriate to complete and evidence the sale, assignment and transfer of the Offering Interests, free and clear of any liens, charges, encumbrances, security interest or advance claims. The total purchase price shall be paid at the closing in cash, by wire transfer or bank cashier’s check, or by delivery of such other consideration as is agreed to.

(e) Default. If either the Offering Party or the Receiving Party (the “Defaulting Party”) fails to complete the purchase and sale of the Offered Interests after an Acceptance Notice is delivered to the Offering Party within the time specified in this Section 9.11, through no fault of the other (the “Non-Defaulting Party”), then the Defaulting Party shall forfeit the rights of first refusal to purchase the Non-Defaulting Party’s Membership Interests of the Company granted pursuant to the provisions of this Section for a period of one (1) year from the scheduled closing date for the purchase and sale of the Offered Interests.

ARTICLES 10

MISCELLANEOUS

10.1 Books and Records. Accurate and complete books of account shall be kept by the Company at the principal office of the Company. The Company shall provide access to such records to each Member at any time as they shall reasonably request. The accounts of the Company shall be maintained by the Company in accordance with GAAP applied on a consistent basis.

10.2 Inspections. Any Member may examine all the books of account, records, reports and other papers of the Company or any of its Subsidiaries, to make copies and extracts therefrom, all at such reasonable times and as often as may be reasonably requested.

10.3 Interpretation. The name assigned to this Agreement and the section captions used in this Agreement are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including any Schedules), and references to Sections refer to Sections of this Agreement.

10.4 Further Assurances. From time to time, at the reasonable request of any other party to this Agreement and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.5 Notices. All notices and other communications under this Agreement shall be in writing, shall be effective upon receipt and shall be delivered personally, by facsimile (with telephonic notice of receipt) or by express mail, postage prepaid, as follows:

If to ECSL:	Copy to:

Ronald W. Mills, Sr.
Chairman and Chief Executive Officer
EncounterCare Solutions, Inc.
11770 US, Highway 1
Suite 201E
Palm Beach Gardens, Florida 33408

If to ADAT:	Copy to:

O’Connell Benjamin	Victor J. DiGioia, Esq.
President	Becker & Poliakoff, LLP
Authentidate Holding Corp.	45 Broadway, 11th Floor
Connell Corporate Center	New York, New York 10006
300 Connell Drive, 5th Floor
Berkeley Heights, NJ 07922

or to such other address as hereafter shall be furnished as provided in this Section by any party hereto to the other party hereto. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the business day during which such normal business hours next occur if not given during such hours on any day.

10.6 Entire Agreement; Amendment. This Agreement and the other documents and agreements contemplated by this Agreement and executed in connection with this Agreement set forth the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto except that nothing herein shall be deemed to terminate, replace or supersede the JV Agreement; provided, however, that in the event of any direct conflict between a provision of this Agreement and the JV Agreement, the provision set forth herein shall control. Any provision of this Agreement may only be amended or modified in whole or in part at any time by mutual agreement in writing by the Members. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

10.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles. Subject to the provisions of Section 8.5, any judicial proceedings brought by or against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of New York and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

10.8 Enforceability. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties hereto.

10.9 Waivers. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

10.10 Counterparts. This Agreement may be executed in several counterparts, each of which taken separately is an original and all of which taken together are one and the same instrument.

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the Execution Date.

AUTHENTIDATE HOLDING CORP.

By:	/s/ O’Connell Benjamin
Name:	O’Connell Benjamin
Title:	President

ENCOUNTERCARE SOLUTIONS, INC.

By:	/s/ Ronald W. Mills, Sr.
Name:	Ronald W. Mills, Sr.
Title:	Chairman and Chief Executive Officer